Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203233) pertaining to the First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan; and Registration Statement (Form S-3 No. 333-237226) pertaining to a shelf registration, of our reports dated February 24, 2023, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report on Form 10-K of First Interstate BancSystem, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Des Moines, Iowa
February 24, 2023